Exhibit 99.(h)(7)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

THE CREDIT SUISSE FUNDS

LISTED ON SCHEDULE B

and

STATE STREET BANK AND TRUST COMPANY

EXHIBITS AND SCHEDULES

SCHEDULE A (Schedule of Fees)

SCHEDULE B (Funds)

EXHIBIT 4.2 (“MOD-2 form”)

SCHEDULE 8.1 (Acceptable Forms of Collateral)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated the 17th day of March, 2004 between each of the CREDIT SUISSE FUNDS listed on Schedule B (each a “Company”) on behalf of itself or each of its portfolios, if any, listed on Schedule B, severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts, Delaware or Maryland, as the case may be, and STATE STREET BANK AND TRUST COMPANY, its affiliates or subsidiaries (“State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of each Company with respect to the lending of certain securities of such Company held by State Street as custodian.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the portfolio of shares of each Company as listed on Schedule B to this Agreement (each Company acting on behalf of itself or each of its portfolios, if any, a “Fund” and collectively, the “Funds”) as it may be amended by the parties, and no Fund shall be responsible or liable for any of the obligations of any other Fund under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties does hereby covenant and agree as follows:

1.                                       Definitions.  For the purposes hereof:

(a)           “Authorized Representative” means any person who is, or State Street reasonably believes to be, authorized to act on behalf of a Fund with respect to any of the transactions contemplated by this Agreement.

(b)           “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3.

(c)           “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(d)           “Collateral” means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(e)           “Investment Manager” when used in any provision, means the person or entity who has discretionary authority over the investment of the Available Securities to which the provision applies.

(f)            “Loan” means a loan of Available Securities to a Borrower.

(g)           “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(h)           “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(i)            “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Funds) that governs Loans, as described in Section 5.

(j)            “Replacement Securities” means securities of the same issuer, class and denomination as Loaned Securities.

2.                                       Appointment of State Street.

Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement.  Each Fund agrees and understands that State Street may utilize its affiliate State Street Bank Europe Limited in the lending of Available Securities but that State Street shall remain liable for any and all actions or omissions of State Street Bank Europe Limited.  State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program.  Each Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program.  State Street may take action as agent of the Fund on an undisclosed or a disclosed basis.  State Street is also hereby authorized to request The Bank of New York or JPMorgan Chase Bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower pursuant to the terms hereof upon the approval by the Board of Directors or Trustees, as the case may be, of each Company.  Once approved, State Street may instruct The Bank of New York or JPMorgan Chase Bank to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by such bank (as applicable) in accordance with the terms of a form of custodial arrangement which shall also be consistent with the terms hereof.

3.                                       Securities to be Loaned.

All of the Fund’s securities held by State Street as agent, trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, subject to applicable laws and regulations, except (i) those securities which the Fund or the Investment Manager specifically identifies herein or in notices to State Street as not being Available Securities, or (ii) securities for which sales/Loans are legally restricted.  In the absence of any such identification herein or other notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

4.                                       Borrowers.

The Available Securities may be loaned to any Borrower identified on the Schedule of Borrowers, as such Schedule may be modified from time to time by State Street and the Fund.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.

5.                                       Securities Loan Agreements.

Each Fund authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street.  Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower, provided that they do not contain terms or conditions contrary to or inconsistent with this Agreement.  Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made.

6.                                       Loans of Available Securities.

State Street shall be responsible for determining whether any Loans shall be made and shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street.  State Street will allocate securities lending opportunities among its clients, using reasonable and equitable methods established by State Street from time to time.  State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers.  Each Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans made for other clients, or loan opportunities refused hereunder, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan for another client, or the opportunity refused, could have resulted in loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, the Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period.  Upon receiving a notice from the Fund or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities, the desire of the Investment Manager to vote with respect to such securities, or otherwise), State Street shall use its best efforts to notify promptly thereafter the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period.  Each Fund agrees that in the event of a default by a Borrower with respect to a Loan, subject to Section 12 hereof, State Street shall be fully protected in acting in its sole discretion in a manner it deems appropriate.

7.                                       Distributions on and Voting Rights with Respect to Loaned Securities.

Each Fund represents and warrants that it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances (other than in the ordinary course or as required by Section 18 of the Investment Company Act of 1940, as amended (the “1940 Act”)) and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities.  Except as provided in the next sentence, all interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s account on the date such amounts are delivered by the Borrower to State Street.  Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund or Investment Manager may, by giving State Street ten (10) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s account on the date it is delivered to State Street.

Except as set forth in Section 6, each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Available Securities that are on loan on the applicable record date for such Available Securities.

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of such payment may differ from the tax and accounting treatment of such interest or dividend.

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from a Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first provided State Street with funds to make such payment.

8.                                       Collateral.

(a)           Receipt of Collateral.  Each Fund hereby authorizes State Street (or The Bank of New York or JPMorgan Chase Bank as described in Section 2 above) to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements.  All investments of cash Collateral shall be for the account and at the risk of the Fund and the Collateral of a Fund may be used only to support the obligations and accounts of that Fund.  Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule 8.1.  Said Schedule may be amended from time to time by State Street and the Fund.

(b)           Marking to Market.  The initial Collateral received shall have (i) in the case of Loaned Securities denominated in United States Dollars or whose primary trading market is located in the United States, sovereign debt issued by foreign governments or corporate bonds that are not denominated in United States Dollars, a value of 102% of the Market Value of the Loaned Securities, or (ii) in the case of Loaned Securities which are not denominated in United States Dollars or whose primary trading market is not located in the United States (and not referenced in (i)), a value of 105% of the Market Value of the Loaned Securities, or (iii) in the case of Loaned Securities comprised of UK Gilts, a value of 102.5% of the Market Value of the Loaned Securities, or (iv) in all other cases, such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned Securities are customarily traded.

Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices, and prevailing industry practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information, and ensure that each applicable Securities Loan Agreement shall require each Borrower to deliver additional Collateral to State Street as follows:

In the case of a Loan of equities denominated in United States Dollars or whose primary trading market is located in the United States or corporate debt denominated in United States Dollars or whose primary trading market is located in the United States, the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral is less than one hundred and two percent (102%) of the Market Value of the Loan, and such additional Collateral together with the Collateral previously delivered shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loan.

In the case of a Loan of equities which are not denominated in United States Dollars or whose primary trading market is not located in the United States, the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral is less than one hundred and five percent (105%) of the Market Value of the Loan, and such additional Collateral together with the Collateral previously delivered shall have a Market Value of not less than one hundred and five percent (105%) of the Market Value of the Loan.

In the case of a Loan of United States government securities (including securities issued by US agencies or instrumentalities), the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral provided with respect to such Loan is less than one hundred percent (100%) of the Market Value of the Loan.  Such additional Collateral, together with the Collateral previously delivered to State Street with respect to such Loan, and all other Loans with such Borrower as described in this paragraph, shall have a Market Value not less than one hundred and two percent (102%) of the Market Value of all such Loans.

(c)           Return of Collateral.  The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

(d)           Limitations.  State Street shall invest cash Collateral in accordance with any directions, including any limitations established by the Funds and set forth on Schedule A.  State Street shall exercise reasonable care, skill, diligence and prudence in the investment of Collateral.  Subject to the foregoing limits and standard of care, State Street does not assume any market or investment risk of loss with respect to the investment of cash Collateral.  If the value of the cash Collateral so invested is insufficient to return any and all other amounts due to such Borrower pursuant to the Securities Loan Agreement, the Fund shall be responsible for such shortfall as set forth in Section 9.

9.                                       Investment of Cash Collateral and Compensation.

To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street, subject to the directions referred to above, if any, in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other investments as State Street may from time to time select, including without limitation, investments in obligations or other securities of State Street or of any State Street affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or its affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.  In its capacity as securities lending agent, State Street does not assume any market or investment risk of loss associated with any investment or change of investment in any such investments, including any cash collateral investment vehicle designated on Schedule A.

Each Fund acknowledges that interests in such mutual funds, securities lending trusts and other collective investment funds, to which State Street and/or one or more of its affiliates provide services are not guaranteed or insured by State Street or any of its affiliates or by the Federal Deposit Insurance Corporation or any government agency.  Each Fund hereby authorizes State Street to purchase or sell investments of cash Collateral to or from other accounts held by State Street or its affiliates.

The net income generated by any investment made pursuant to the first paragraph of this Section 9 shall be allocated among the Borrower, State Street, and the Fund, as follows:  (a) a portion of such income shall be paid to the Borrower in accordance with the agreement negotiated between the Borrower and State Street; (b) the balance, if any, shall be split between State Street, as compensation for its services in connection with this securities lending program, and the Fund and such income shall be credited to the Fund’s account, in accordance with the fee split set forth on Schedule A.

In the even the net income generated by any investment made pursuant to the first paragraph of this Section 9 does not equal or exceed the amount due the Borrower (the rebate fee for the use of cash Collateral) in accordance with the agreement between Borrower and State Street, State Street and the Fund shall, in accordance with the fee split set forth on Schedule A, share the amount equal to the difference between the net income generated and the amounts to be paid to the Borrower pursuant to the Securities Loan Agreement.  The Fund shall be solely responsible for (i) the payment of the rebate fee, subject to State Street’s obligations in the immediately preceding sentence, (ii) the return of all Collateral pledged by the Borrower with respect to any Loan, (iii) the payment of interest, dividends and distributions on non-cash Collateral, (iv) the payment of any taxes imposed on a Loan hereunder and for which the Fund is responsible, and (v) the payment of any amounts erroneously credited to the Fund’s custody account and which are due and owing to either State Street or the Borrower, and State Street may debit the Fund’s account accordingly.  In the event debits to the Fund’s account produce a deficit therein, State Street shall notify the relevant Fund and, if the Fund fails to satisfy the deficit within 3 business days after receipt of the notice, State Street may sell or otherwise liquidate investments made with cash Collateral and credit the net proceeds of such sale or liquidation to satisfy the deficit.  In the event the foregoing does not eliminate the deficit, State Street shall have the right, after notice to the Fund involved, to charge the deficiency to any other account or accounts maintained by the Fund with State Street.

To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street.  Such loan premium shall be allocated between State Street and the Fund as follows:  (a) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with Schedule A hereto; and (b) the remainder of such loan premium shall be credited to the Fund’s account.

Each Fund hereby agrees that it shall reimburse State Street for any and all funds advanced by State Street on behalf of the Fund as a consequence of the Fund’s obligations hereunder, including the Fund’s obligation to return cash Collateral to the Borrower and to pay any fees due the Borrower, all as provided in Section 8 hereof.

Notwithstanding anything in this Agreement to the contrary, the minimum annual income to the Funds from the securities lending program described in this Agreement shall be governed by a separate agreement between the Funds and State Street.

10.                                 Fee Disclosure.

The fees associated with the investment of cash Collateral in funds maintained or advised by State Street are disclosed on Schedule A hereto.  Said fees may be changed from time to time by State Street upon prompt notice to the Funds.  An annual report with respect to such funds is available to the Funds, at no expense, upon request.

11.                                 Recordkeeping and Reports.

State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom.  On a monthly basis, State Street will provide the Funds with a statement describing the Loans made, and the income derived from the Loans, during the period covered by such statement.  Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program, including any information requested by the Funds’ board of directors/trustees.

12.                                 Standard of Care.

Subject to the requirements of applicable law, State Street shall not be liable for any loss or damage, including counsel fees and court costs, whether or not resulting from its acts or omissions hereunder or otherwise, unless the loss or damage arises out of State Street’s negligence, bad faith or willful misconduct.  Unless and to the extent State Street breaches such standard of care, and except as provided in Section 14, (a) State Street shall not be liable with respect to any losses incurred by the Funds in connection with its securities lending program or under any provision of this Agreement, and (b) each Fund, severally and not jointly, agrees to reimburse and to hold harmless State Street and its affiliates and its and their directors, officers, employees, agents and other representatives from and against any liability, taxes (other than any income taxes imposed on State Street), government charges, loss and expense, including reasonable counsel fees, expenses and court costs, arising out of or relating to (i) any breach of any representation, warranty or covenant by such Fund contained in this Agreement, any Securities Loan Agreement or with respect to any Loan or (ii) any claim, lawsuit or other proceeding by a third party, including any Borrower arising out of any Securities Loan Agreement and any Loans made thereunder with respect to such Fund.  State Street may charge any amounts to which it is entitled hereunder against the account of the relevant Fund.  Notwithstanding any provision to the contrary herein, no Fund shall be responsible for the obligations, costs or liabilities of any other Fund.

Notwithstanding any express provision to the contrary herein, neither State Street nor the Funds shall be liable for any consequential, incidental, special or exemplary damages even if such party been apprised of the likelihood of such damages occurring.

Each Fund acknowledges that in the event that its participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

State Street, in determining the Market Value of Securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service, provided it complies with the standard of care in this Section 12.

13.                                 Representations and Warranties.

Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

Each Fund represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; and (b) the financial statements delivered to State Street, at its reasonable request, fairly present its financial condition as of the dates of such financial statements.

The person executing this Agreement on behalf of the Funds represents that he or she has the authority to execute this Agreement on behalf of the Funds.

Each Fund hereby represents to State Street that:  (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies generally permit it to purchase shares of the State Street Navigator Securities Lending Trust with cash Collateral; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Trust, and the existing series thereof has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the 1940 Act, and such directors or trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Trust, including any series thereof, is in the Fund’s best interest; and (iv) its registration statement provides appropriate disclosure concerning its securities lending activity.

Each Fund hereby further represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Securities; that it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and that the taxpayer identification number(s) and corresponding tax year-end are as set forth on Schedule B.

14.                                 Borrower Default Indemnification.

(a)           If at the time of a default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement), some or all of the Loaned Securities under such Loan have not been returned by the Borrower, State Street shall indemnify the Fund against the failure of the Borrower as follows.  State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market.  Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities.  Subject to the Fund’s obligations pursuant to Section 8(d) hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b)           If State Street is unable to purchase Replacement Securities pursuant to Paragraph 14(a) hereof, State Street shall credit to the relevant Fund’s account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market by the Borrower against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

(c)           In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Fund’s account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State Street), for record dates which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credit the Fund’s account pursuant to Paragraph (b).

(d)           Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral, if any, that remains after the purchase of Replacement Securities pursuant to Paragraph (a).  If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e)           If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to credit to the Fund’s account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement and then to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d).

(f)            In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement.

(g)           The provisions of this Section 14 shall not apply to losses attributable to war, riot, revolution, acts of government or other causes beyond the reasonable control or apprehension of State Street.

15.                                 Continuing Agreement and Termination; Assignment.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made.  Each Fund and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect.  A termination of this Agreement by one Fund shall not effect its continuity with respect to any non-terminating Fund.  The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the relevant Fund(s), and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans for a terminating Fund.  The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided.  State Street does not assume any market or investment risk of loss associated with a Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.  This Agreement may not be assigned by State Street or a Fund without the consent of the other party.

16.                                 Notices.

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable, or facsimile to the parties at the following addresses or such other addresses as may be notified in writing by any party from time to time.  If notice is sent by confirming telegram, cable, telex, or facsimile sending device, it shall be deemed to have been given immediately if confirmed in writing by overnight delivery.  If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

If to the Funds:

Credit Suisse Funds

c/o CSAM

466 Lexington Avenue

New York, NY 10017

Attn: General Counsel

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

or to such other addresses as either party may furnish the other party by written notice under this section.

Whenever this Agreement permits or requires a Fund to give notice to, direct, provide information to State Street, such notice, direction, or information shall be provided to State Street on the Fund’s behalf by any individual designated for such purpose by the Fund in a written notice to State Street.  This Agreement shall be considered such a designation of the person executing the Agreement on the Funds’ behalf.  After State Street’s receipt of such a notice of designation and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17.                                 Securities Investors Protection Act of 1970 Notice.

EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18.                                 Authorized Representatives.

Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, reasonably believed to be from any

Authorized Representative.  Each Fund shall be fully responsible for all acts of its Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to the Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications.

19.                                 Non-US Disclosures, Acknowledgements and Related Provisions.

(a)           In the event a Fund approves lending to Borrowers resident in the United Kingdom (“UK”), the Fund shall complete Part 1 of the document known as a “MOD-2 form,” a copy of which will be provided to the Fund upon request.

(b)           In the event of a Loan to a Borrower resident in Canada, which is made over record date for a dividend reinvestment program (“DRP”) and is secured by cash Collateral, the Borrower shall pay a Fund a substitute payment equal to the full amount of the cash dividend declared, and may pay a loan premium, the amount of which shall be negotiated by State Street, above the amount of the cash dividend.  Such loan premium shall be allocated between State Street and the Fund as follows: (a) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with Schedule A and (b) the remainder of such loan premium shall be credited to the Fund’s account.

20.                                 Miscellaneous.

This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of Available Securities by State Street on behalf of the Funds.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.  This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.  Each Fund hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court.  Each Fund hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement.  If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

This Agreement is executed by the officers of each Fund in their capacity as such and not individually.  Any responsibility or liability of the Fund under any provision of this Agreement shall be satisfied solely from the assets of the Fund, tangible or intangible, realized or unrealized, and in no event shall State Street or its agents have any recourse against the shareholders, officers or, to the extent applicable, trustees of the Fund under this Agreement or against any one Fund for the obligations of any other Fund.

21.                                 Counterparts.

The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

22.                                 Modification.

This Agreement shall not be modified with respect to a Fund except by an instrument in writing signed by State Street and the relevant Fund(s).

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The CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly

Name:	/s/ Hal Liebes

By:	Hal Liebes

Its: Secretary

STATE STREET BANK AND TRUST COMPANY

Name:	/s/ Edward J. O’Brien

By:	Edward J. O’Brien

Its:	Executive Vice President

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March, 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Schedule of Fees

1.             Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows

• Seventy percent (70%) payable to the Fund, and

• Thirty percent (30%) payable to State Street.

2.             All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.             Cash Collateral will be invested in the State Street Navigator Securities Lending Prime Portfolio (the “Portfolio”) and on an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the State Street Navigator Securities Lending Prime Portfolio is not more than 5.00 basis points netted out of yield.  The Board of Trustees of the Portfolio may pay out of the assets of the Portfolio all reasonable expenses and fees of the Portfolio, including professional fees or disbursements incurred in connection with the operation of the Portfolio.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization
Agreement, dated the 17th day of March, 2004 between the CREDIT SUISSE FUNDS
LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and
STATE STREET BANK AND TRUST COMPANY (“State Street”).

Company	Portfolio	Tax ID	Tax Year- End

Credit Suisse Emerging Markets Fund, Inc.	n/a	133762717	10/31

Credit Suisse Trust	International Focus Portfolio	137066581	12/31
	Emerging Markets Portfolio	133890449	12/31
	Large Cap Value Portfolio	137125856	12/31
	Global Post-Venture Capital Portfolio	133890452	12/31
	Emerging Growth Portfolio	134042374	12/31
	Small Cap Growth Portfolio	133839332	12/31
	Blue Chip Portfolio	134181634	12/31
	Small Cap Value Portfolio	134181638	12/31

Credit Suisse Institutional Fund, Inc.	International Focus Portfolio	510342100	10/31
	Large Cap Value Portfolio	133948221	10/31
	Small Cap Growth Portfolio	133845304	10/31
	Capital Appreciation Portfolio	134196147	10/31
	Select Equity Portfolio	134196149	10/31
	Investment Grade Fixed Income Portfolio	1341809590	10/31
	Harbinger Portfolio	113668554	10/31

Credit Suisse International Focus Fund, Inc.	n/a	133908188	10/31

Credit Suisse Japan Equity Fund, Inc.	n/a	133859605	10/31

Credit Suisse Global Post-Venture Capital Fund, Inc.	n/a	133904202	10/31

Credit Suisse Global Fixed Income Fund, Inc.	n/a	133589438	10/31

Credit Suisse Small Cap Value Fund	n/a	133666127	10/31

Credit Suisse Large Cap Value Fund	n/a	133666126	10/31

Credit Suisse High Income Find	n/a	134042415	10/31

Credit Suisse Select Equity Fund, Inc.	n/a	510380617	8/31

Credit Suisse Capital Appreciation Fund	n/a	521532243	10/31

Credit Suisse Emerging Growth Fund, Inc.	n/a	521549085	10/31

Credit Suisse Fixed Income Fund	n/a	510303212	10/31

Credit Suisse Small Cap Growth Fund, Inc.	n/a	133917399	10/31

Credit Suisse Institutional High Yield Fund, Inc.	n/a	510342407	8/31

Credit Suisse Institutional Fixed Income Fund, Inc.	n/a	510349732	8/31

Credit Suisse Strategic Small Cap Fund, Inc.	n/a	134181626	10/31

Schedule 8.1

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Acceptable Forms of Collateral

•                                          Cash (U.S. currency);

•                                          Securities issued or guaranteed by the United States government or its agencies or instrumentalities; and

•                                          Such other Collateral as the parties may agree to in writing from time to time.